EXHIBIT 99.2

Lumera Reports First Quarter 2008 Results and Updates Revenue Expectations

BOTHELL, Wash.--(BUSINESS WIRE)--Lumera Corporation (NASDAQ:LMRA - News), a leader in photonics communication, today reported financial results for the first quarter 2008.

Revenues totaled $484,000 for the three months ended March 31, 2008 compared to $860,000 for the same period in 2007. Lumera’s net loss totaled $6,041,000 or $0.30 per share for the first quarter of 2008 compared with a net loss of $2,696,000 or $0.13 per share for the same period in 2007.

"Needless to say, the biggest event of the quarter was the announcement of our proposed merger with GigOptix, LLC. We plan to file a Form S-4 merger proxy statement / prospectus with the SEC which will give you a substantial amount of information on why we believe the proposed merger is a positive development for Lumera shareholders," said Dr. Joe Vallner, Interim Chief Executive Officer of Lumera. “We also were pleased to announce the signing of four government contracts late in the quarter which will total approximately $5.6 million in revenue over the year."

Summary Discussion of First Quarter Events

Electro-Optics

Lumera’s electro-optic business unit is developing a new generation of electro-optic modulators and other devices for optical networks and systems based on proprietary polymer materials.

Early in the quarter, Lumera announced that it had reached agreement with Lockheed Martin to extend its material transfer agreement through December 31, 2009 and had received a second purchase order for electro-optic materials, and are currently working on a third order to be delivered in the second quarter.

Also during the quarter, Lumera announced that it had received four government contract awards. The Defense Advanced Research Projects Agency (DARPA) formally awarded the company $2.4 million for Phase III of a contract initially begun in July 2006. DARPA also awarded Lumera a Small Business Innovation Research (SBIR) contract, Phase I of which totals $98,933 to design and fabricate polymer devices. Upon successful completion of certain Phase I milestones, Lumera could receive a subsequent contract phase in the range of $750,000.

The US Air Force Research Laboratory awarded the company a contract valued at approximately $2.2 million to fabricate low driving voltage, reliable electro-optic modulators using Lumera’s high performance organic polymers. RF photonics, in which optical components and optical fibers are used to process and distribute high speed electrical signals, may provide the high bandwidth, reduced weight and size, and the immunity to electromagnetic interference that are crucial for future high-performance satellites and phased array radars. Due to the intrinsic dielectric properties of organic polymers and the great diversity of techniques used to design materials at the molecular level, electro-optic polymer devices are well suited to meeting these challenges.

The fourth contract awarded was an extension to a U.S. government contract initially begun in 2001 that continues the development of technologically advanced wideband optical modulators. The contract is valued at approximately $900,000. Based upon our continued success in delivering contract milestones, the overall funding value of this contract has now reached approximately $7.8 million. The objective of this contract is to fabricate low Vpi electro-optic modulators from high performance organic polymers recently scaled up or developed at Lumera. The low Vpi is crucial for development of phased array radar and high performance satellite systems.

Proposed Merger with GigOptix, LLC

On March 27, 2008, Lumera Corporation and GigOptix, LLC (“GigOptix”) announced that a definitive agreement was signed to merge the two companies. The Merger Agreement has been approved by the Boards of Lumera and GigOptix. Upon completion of the merger, which is subject to certain terms and conditions described in the Merger Agreement, existing securities holders of Lumera and GigOptix will each own approximately 50% of the outstanding securities of a new holding company named “GigOptix, Inc.” which will trade on the NASDAQ Global Market under the ticker symbol “GIGX.”

Consummation of the merger, which requires the approval of the Lumera stockholders, is subject to registering GigOptix, Inc.’s common stock issued to Lumera stockholders in the merger, and the listing of said stock on the NASDAQ Global Market.

Restructuring

Lumera also announced in March 2008 that it had elected to cease investing in Plexera Bioscience LLC, Lumera's life science tools subsidiary. Day to day operations in Plexera ceased in order to minimize cash expenses. Lumera also implemented additional cost-cutting measures related to its overall restructuring which, together with costs associated with closing Plexera, resulted in restructuring costs totaling $934,000 recorded in operating expenses during the current quarter. Included in the restructuring costs was a $534,000 provision for severance costs resulting from the elimination of 29 positions, 23 of which were Plexera related, to be paid out over the second and third quarters of 2008, a $243,000 provision for the estimated impairment of Plexera’s fixed assets and a provision for contract and license termination costs of $157,000. Lumera is currently seeking ways to realize value from Plexera's assets and intellectual property.

Asyrmatos Investment

As previously announced, on February 20, 2008, we entered into an agreement with Asyrmatos, Inc, a privately held Boston-based company, pursuant to which we transferred our intellectual property, other assets related to millimeter wave communication technologies and $500,000 in cash. In consideration for the transfer, we acquired shares which represent 25% of the current outstanding preferred and common shares of Asyrmatos and we received an option to acquire all of the outstanding stock of Asyrmatos, Inc. in 2012. In addition, we were issued a $500,000 Note Receivable due February 19, 2010. Asyrmatos intends to continue the development and commercialization of wireless millimeter wave communication systems based in part on technology developed at Lumera.

Committed Equity Financing Facility

As previously announced, on February 21, 2008, we entered into a three-year $25 million Committed Equity Financing Facility (the “CEFF”) with Kingsbridge Capital (“Kingsbridge”). Under the CEFF, subject to certain conditions and limitations, we may require Kingsbridge to purchase up to 10 million shares or $25 million of our common stock, whichever is less, at a predetermined discount allowing us to raise capital in amounts and intervals that we deem suitable. We are not obligated to sell any of the $25 million of common stock available under the CEFF, and there are no minimum commitments or minimum use penalties. The CEFF does not contain any restrictions on our operating activities. We filed a registration statement in late March 2008 with respect to the resale of 4 million of the shares to potentially be issued pursuant to the CEFF. The registration statement is not yet effective.

Summary Financial Discussion

Revenues totaled $484,000 for the three months ended March 31, 2008 compared to $860,000 for the same period in 2007, a 44 percent decrease over the prior year. Government contract revenue totaled $472,000 for the current three month period, a decrease of $303,000 from $775,000 in 2007. The decline in our current quarter government contract revenue, as expected, is entirely related to the timing of contract awards completed late in the current quarter. Product revenues for the three months ended March 31, 2008 totaled $12,000 consisting of electro-optic modulators and materials. Product revenues for the same period in 2007 totaled $85,000.

Operating expenses for the three months ended March 31, 2008 totaled $6,410,000 compared to $3,434,000 for the same period in 2007. The increase in operating expenses is due to a $1,023,000 increase in research and development expense, due primarily to lower contract revenues in the current period which caused an increase in direct labor and related overhead costs applied to research and development expense, a $1,953,000 increase in marketing, general and administrative expense due primarily to legal and financial advisory fees of $1,020,000, restructuring costs of $934,000, and a $500,000 collectability reserve against the Note Receivable from Asyrmatos. These increases in operating expenses were partially offset by a decrease in non-cash stock-based compensation costs of $699,000 primarily due to forfeiture related adjustments following the reduction in work force.

Lumera’s net loss totaled $6.04 million or $0.30 per share for the three months ended March 31, 2008 compared with $2.7 million or $0.13 per share for the same period in 2007.

Conference Call

Lumera will host a conference call to discuss results of its first quarter 2008 on Tuesday, May 6, at 4:30 p.m. EDT. The call will be broadcast over the Internet and can be accessed from the company's web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing 800-435-1261 ten minutes prior to the start of the conference. International participants can dial 617-614-4076. The conference passcode number is 65359868. A telephone replay of the call will be available through March 18, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The replay passcode is 85031524. A replay of the conference call will be available on the company's web site.

About Lumera

Lumera is a leader in photonic communications. The company designs electro-optic components based on proprietary polymer compounds for the telecommunications and computing industries. For more information, please visit www.lumera.com.

Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Lumera will file with the SEC a registration statement on Form S-4, which will contain a proxy statement/prospectus regarding the proposed merger transaction, as well as other relevant documents concerning the transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AND THESE OTHER DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LUMERA, GIGOPTIX LLC AND THE PROPOSED TRANSACTION. A definitive proxy statement/prospectus will be sent to Lumera’s stockholders seeking their approval of Lumera’s issuance of shares in the transaction and to members of GigOptix LLC. Investors and security holders may obtain a free copy of the registration statement and proxy statement/prospectus (when available) and other documents filed by Lumera with the SEC at the SEC’s web site at www.sec.gov. Free copies of Lumera’s SEC filings are available on Lumera’s web site at www.lumera.com and also may be obtained without charge by directing a request to Lumera Corporation, 19910 North Creek Parkway, Bothell, WA 98011-3008, Attention: Investor Relations or by telephoning us at 425-398-6546.

Lumera and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Lumera’s stockholders with respect to the proposed transaction. Information regarding Lumera’s directors and executive officers is included in its annual report on Form 10-K filed with the SEC on March 17, 2008, as amended by Form 10-K/A filed with the SEC on March 27, 2008. More detailed information regarding the identity of potential participants and their direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in the registration statement and proxy statement/prospectus and other documents to be filed with the SEC in connection with the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Lumera Corporation

Balance Sheet
(In thousands)
(Unaudited)

	March 31, 2008	December 31, 2007

Assets
Current Assets
Cash and cash equivalents	$2,500	$7,132
Investment securities, available-for-sale, current	6,654	7,494
Accounts receivable, net of allowance	76	57
Costs and estimated earnings in excess of billings on uncompleted contracts	391	101
Other current assets	385	350
Total current assets	10,006	15,134

Property and equipment, net	2,237	2,633
Restricted Investments	700	700
Other assets	46	46
Total Assets	$12,989	$18,513

Liabilities and Shareholders' Equity
Liabilities
Current Liabilities
Accounts payable	$1,652	$1,377
Accrued liabilities	2,060	1,585
Total current liabilities	3,712	2,962

Deferred rent, net of current portion	276	303
Total liabilities	3,988	3,265

Commitments and contingencies
Shareholders' Equity
Common stock, $0.001 par value, 120,000,000 shares authorized; 20,088,352 shares issued and outstanding at March 31, 2008, and 20,055,352 shares issued and outstanding at December 31, 2007	20	20
Additional Paid-in Capital	91,774	91,998
Accumulated other comprehensive income	22	4
Accumulated deficit	(82,815)	(76,774)
Total shareholders' equity	9,001	15,248
Total Liabilities and Shareholders' Equity	$12,989	$18,513

Lumera Corporation

Statements of Operations
(In thousands, except earnings per share and share data)
(Unaudited)

	Three Months ended March 31,
	2008	2007

Revenue	$484	$860
Cost of revenue	236	443
Gross Profit	248	417

Research and development expense	2,294	1,271
Marketing, general and administrative expense	4,116	2,163

Total operating expenses	6,410	3,434

Loss from operations	(6,162)	(3,017)
Interest income	121	321

Net Loss	$(6,041)	$(2,696)

Net Loss per Share Basic and Diluted	$(0.30)	$(0.13)

Weighted Average Shares Outstanding -
Basic and Diluted	20,082,528	20,055,352

Contact:
Investor Contact:
Lumera Corporation
Dr. Hélène Jaillet, 425-398-6546
hjaillet@lumera.com
or
Media Contact:
The Summit Group Communications
Todd Wolfenbarger, 801-595-1155
cell: 801-244-9600
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Source: Lumera Corporation